As filed with the Securities and Exchange Commission on November 26, 2025.

Registration No. 333-146827

No. 811-22135

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	☐
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 1695	☒
and/or
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	☐
Amendment No. 1696	☒

Innovator ETFs® Trust

(Exact Name of Registrant as Specified in Charter)

200 W. Front Street
Wheaton, Illinois 60187

(Address of Principal Executive Office)

Registrant’s Telephone Number, including Area Code: (800) 208-5212

Corporation Service Company

2711 Centerville Road, Suite 400
Wilmington, New Castle County, Delaware 19808

(Name and Address of Agent for Service)

Copy to:

Morrison C. Warren, Esq.

Chapman and Cutler LLP

320 South Canal Street

Chicago, Illinois 60606

Approximate date of Proposed Public Offering: It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

EXPLANATORY NOTE

This Post-Effective Amendment No. 1695 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-146827 and 811-22135) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of replacing an exhibit as previously filed in Post-Effective Amendment No. 1674 of such Registration Statement. Accordingly, this Post-Effective Amendment No. 1695 consists only of a facing page, this explanatory note, Part C of the Registration Statement and Exhibit (a)(1). This Post-Effective Amendment No. 1695 does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 1695 shall become effective immediately upon filing with the Securities and Exchange Commission. Parts A and B of the Registration Statement as set forth in Post-Effective Amendment No. 1674 are hereby incorporated by reference.

Item 28.	Exhibits

Exhibit No.	Description

(a)(1)	Amended and Restated Agreement and Declaration of Trust of Registrant, dated November 19, 2025 is filed herewith.

(2)	Certificate of Trust of Registrant, as filed with the State of Delaware on October 17, 2007, is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on October 19, 2007.

(3)	Certificate of Amendment to Certificate of Trust of Registrant, as filed with the State Delaware on August 11, 2017, is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on November 7, 2017.

(b)	By-Laws of the Registrant is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on October 19, 2007.

(c)	Not Applicable

(d)(1)	Investment Management Agreement by and between the Registrant, on behalf of the Fund, and Innovator Capital Management, LLC is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on December 13, 2017.

(2)	Revised Schedule A to the Investment Management Agreement by and between the Registrant, on behalf of the Fund, and Innovator Capital Management, LLC is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on November 18, 2025.

(3)	Sub-Advisory Agreement by and between the Registrant, Innovator Capital Management, LLC and Parametric Portfolio Associates LLC is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on November 7, 2022.

(4)	Revised Schedule A to the Sub-Advisory Agreement by and between the Registrant, Innovator Capital Management, LLC and Parametric Portfolio Associates LLC is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on November 18, 2025.

(e)(1)	Form of Distribution Agreement by and between the Registrant and Foreside Fund Services, LLC is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on November 7, 2017.

(2)	Revised Exhibit A to the Distribution Agreement by and between the Registrant and Foreside Fund Services, LLC is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on November 18, 2025.

(f)	Not Applicable

(g)(1)	Amended and Restated Custody Agreement by and between the Registrant and U.S. Bank National Association, dated May 13, 2019, is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on May 29, 2019.

(2)	Amendment to the Amended and Restated Custody Agreement by and between the Registrant and U.S. Bank National Association, dated September 25, 2020, is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on October 15, 2020.

(3)	Revised Exhibit B to the Custody Agreement by and between the Registrant and U.S. Bank National Association is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on November 18, 2025.

(h)(1)	Amended and Restated Fund Accounting Servicing Agreement by and between the Registrant and U.S. Bancorp Fund Services, LLC, dated May 13, 2019, is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on May 29, 2019.

(2)	Amendment to the Amended and Restated Fund Accounting Servicing Agreement by and between the Registrant and U.S. Bancorp Fund Services, LLC, dated September 25, 2020, is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on October 15, 2020.

(3)	Revised Exhibit A to the Fund Accounting Servicing Agreement by and between the Registrant and U.S. Bancorp Fund Services, LLC is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on November 18, 2025.

(4)	Amended and Restated Fund Administration Servicing Agreement by and between the Registrant and U.S. Bancorp Fund Services, LLC, dated May 13, 2019, is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on May 29, 2019.

(5)	Amendment to the Amended and Restated Fund Administration Servicing Agreement by and between the Registrant and U.S. Bancorp Fund Services, LLC, dated September 25, 2020, is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on October 15, 2020.

(6)	Revised Exhibit A to the Fund Administration Servicing Agreement by and between the Registrant and U.S. Bancorp Fund Services, LLC is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on November 18, 2025.

(7)	Amended and Restated Transfer Agent Servicing Agreement by and between the Registrant and U.S. Bancorp Fund Services, LLC, dated May 13, 2019, is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on May 29, 2019.

(8)	Amendment to the Amended and Restated Transfer Agent Servicing Agreement by and between the Registrant and U.S. Bancorp Fund Services, LLC, dated September 25, 2020, is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on October 15, 2020.

(9)	Revised Exhibit A to the Transfer Agent Servicing Agreement by and between the Registrant and U.S. Bancorp Fund Services, LLC is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on November 18, 2025.

(10)	Form of Authorized Participant Agreement is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on November 7, 2017.

(i)	Opinion and consent of Chapman and Cutler LLP is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on November 18, 2025.

(j)	Not Applicable

(k)	Not Applicable

(l)	Not Applicable

(m)	Not Applicable

(n)	Not Applicable

(o)	Not Applicable

(p)(1)	Code of Ethics of Innovator ETFs® Trust is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on February 28, 2020.

(2)	Code of Ethics of Innovator Capital Management, LLC is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on February 28, 2020.

(3)	Code of Ethics of Parametric Portfolio Associates LLC is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on May 20, 2022.

(4)	Code of Ethics for Foreside Fund Services, LLC not applicable per Rule 17j-1(c)(3).

(q)	Power of Attorneys is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on May 28, 2024.

Item 29.	Persons Controlled By or Under Common Control with Registrant

Not Applicable

Item 30.	Indemnification

Under the terms of the Delaware Statutory Trust Act (“DSTA”) and the Registrant's Amended and Restated Agreement and Declaration of Trust (“Declaration of Trust”), no officer or trustee of the Registrant shall have any liability to the Registrant, its shareholders, or any other party for damages, except to the extent such limitation of liability is precluded by Delaware law, the Declaration of Trust or the By-Laws of the Registrant.

Subject to the standards and restrictions set forth in the Declaration of Trust, DSTA, Section 3817, permits a statutory trust to indemnify and hold harmless any trustee, beneficial owner or other person from and against any and all claims and demands whatsoever. DSTA, Section 3803 protects trustees, officers, managers and other employees, when acting in such capacity, from liability to any person other than the Registrant or beneficial owner for any act, omission or obligation of the Registrant or any trustee thereof, except as otherwise provided in the Declaration of Trust.

Item 31.	Business and Other Connections of the Investment Adviser

Certain information pertaining to the business and other connections of Innovator Capital Management, LLC, the investment adviser to the Fund, is hereby incorporated by reference from the Prospectus and Statement of Additional Information contained herein. The information required by this Item with respect to any director, officer or partner of Innovator Capital Management, LLC is incorporated by reference to the Form ADV filed by Innovator Capital Management, LLC with the Securities and Exchange Commission pursuant to the Investment Advisers Act of 1940, as amended (File No. 801-110111).

Certain information pertaining to the business and other connections of Parametric Portfolio Associates LLC, the investment sub-adviser to the Fund, is hereby incorporated by reference from the Prospectus and Statement of Additional Information contained herein. The information required by this Item with respect to any director, officer or partner of Parametric Portfolio Associates LLC is incorporated by reference to the Form ADV filed by Parametric Portfolio Associates LLC with the Securities and Exchange Commission pursuant to the Investment Advisers Act of 1940, as amended (File No. 801-60485).

Item 32.	Principal Underwriter

(a)	Foreside Fund Services, LLC (the “Distributor”) serves as principal underwriter for the following investment companies registered under the Investment Company Act of 1940, as amended:

1.	AB Active ETFs, Inc.
2.	ABS Long/Short Strategies Fund
3.	Absolute Shares Trust
4.	ActivePassive Core Bond ETF, Series of Trust for Professional Managers
5.	ActivePassive Intermediate Municipal Bond ETF, Series of Trust for Professional Managers
6.	ActivePassive International Equity ETF, Series of Trust for Professional Managers
7.	ActivePassive U.S. Equity ETF, Series of Trust for Professional Managers
8.	AdvisorShares Trust
9.	AFA Private Credit Fund
10.	AGF Investments Trust
11.	AIM ETF Products Trust
12.	Alexis Practical Tactical ETF, Series of Listed Funds Trust
13.	AlphaCentric Prime Meridian Income Fund
14.	American Century ETF Trust
15.	Amplify ETF Trust
16.	Applied Finance Dividend Fund, Series of World Funds Trust
17.	Applied Finance Explorer Fund, Series of World Funds Trust
18.	Applied Finance Select Fund, Series of World Funds Trust
19.	ARK ETF Trust
20.	ARK Venture Fund
21.	Bitwise Funds Trust
22.	Bluestone Community Development Fund
23.	BondBloxx ETF Trust
24.	Bramshill Multi-Strategy Income Fund, Series of Investment Managers Series Trust
25.	Bridgeway Funds, Inc.
26.	Brinker Capital Destinations Trust
27.	Brookfield Real Assets Income Fund Inc.
28.	Build Funds Trust
29.	Calamos Convertible and High Income Fund
30.	Calamos Convertible Opportunities and Income Fund
31.	Calamos Dynamic Convertible and Income Fund
32.	Calamos Global Dynamic Income Fund
33.	Calamos Global Total Return Fund
34.	Calamos Strategic Total Return Fund
35.	Carlyle Tactical Private Credit Fund
36.	Cascade Private Capital Fund

37.	Catalyst Strategic Income Opportunities Fund
38.	CBRE Global Real Estate Income Fund
39.	Center Coast Brookfield MLP & Energy Infrastructure Fund
40.	Clifford Capital Focused Small Cap Value Fund, Series of World Funds Trust
41.	Clifford Capital International Value Fund, Series of World Funds Trust
42.	Clifford Capital Partners Fund, Series of World Funds Trust
43.	Cliffwater Corporate Lending Fund
44.	Cliffwater Enhanced Lending Fund
45.	Cohen & Steers Infrastructure Fund, Inc.
46.	Convergence Long/Short Equity ETF, Series of Trust for Professional Managers
47.	CornerCap Small-Cap Value Fund, Series of Managed Portfolio Series
48.	CrossingBridge Pre-Merger SPAC ETF, Series of Trust for Professional Managers
49.	Curasset Capital Management Core Bond Fund, Series of World Funds Trust
50.	Curasset Capital Management Limited Term Income Fund, Series of World Funds Trust
51.	CYBER HORNET S&P 500® and Bitcoin 75/25 Strategy ETF, Series of ONEFUND Trust
52.	Davis Fundamental ETF Trust
53.	Defiance Connective Technologies ETF, Series of ETF Series Solutions
54.	Defiance Hotel, Airline, and Cruise ETF, Series of ETF Series Solutions
55.	Defiance Next Gen H2 ETF, Series of ETF Series Solutions
56.	Defiance Quantum ETF, Series of ETF Series Solutions
57.	Denali Structured Return Strategy Fund
58.	Dividend Performers ETF, Series of Listed Funds Trust
59.	Dodge & Cox Funds
60.	DoubleLine ETF Trust
61.	DoubleLine Income Solutions Fund
62.	DoubleLine Opportunistic Credit Fund
63.	DoubleLine Yield Opportunities Fund
64.	DriveWealth ETF Trust
65.	EIP Investment Trust
66.	Ellington Income Opportunities Fund
67.	ETF Opportunities Trust
68.	Evanston Alternative Opportunities Fund
69.	Exchange Listed Funds Trust
70.	Exchange Place Advisors Trust
71.	FlexShares Trust
72.	Forum Funds
73.	Forum Funds II
74.	Forum Real Estate Income Fund
75.	Gramercy Emerging Markets Debt Fund, Series of Investment Managers Series Trust
76.	Grayscale Future of Finance ETF, Series of ETF Series Solutions
77.	Guinness Atkinson Funds
78.	Harbor ETF Trust
79.	Hawaiian Tax-Free Trust
80.	Horizon Kinetics Blockchain Development ETF, Series of Listed Funds Trust
81.	Horizon Kinetics Energy and Remediation ETF, Series of Listed Funds Trust
82.	Horizon Kinetics Inflation Beneficiaries ETF, Series of Listed Funds Trust
83.	Horizon Kinetics Medical ETF, Series of Listed Funds Trust
84.	Horizon Kinetics SPAC Active ETF, Series of Listed Funds Trust
85.	IDX Funds
86.	Innovator ETFs® Trust
87.	Ironwood Institutional Multi-Strategy Fund LLC

88.	Ironwood Multi-Strategy Fund LLC
89.	Jensen Quality Growth ETF, Series of Trust for Professional Managers
90.	John Hancock Exchange-Traded Fund Trust
91.	LDR Real Estate Value-Opportunity Fund, Series of World Funds Trust
92.	Mairs & Power Balanced Fund, Series of Trust for Professional Managers
93.	Mairs & Power Growth Fund, Series of Trust for Professional Managers
94.	Mairs & Power Minnesota Municipal Bond ETF, Series of Trust for Professional Managers
95.	Mairs & Power Small Cap Fund, Series of Trust for Professional Managers
96.	Manor Investment Funds
97.	Milliman Variable Insurance Trust
98.	Moerus Worldwide Value Fund, Series of Northern Lights Fund Trust IV
99.	Morgan Stanley ETF Trust
100.	Morningstar Funds Trust
101.	Mutual of America Investment Corporation
102.	NEOS ETF Trust
103.	Niagara Income Opportunities Fund
104.	NXG Cushing® Midstream Energy Fund
105.	Opal Dividend Income ETF, Series of Listed Funds Trust
106.	OTG Latin American Fund, Series of World Funds Trust
107.	Overlay Shares Core Bond ETF, Series of Listed Funds Trust
108.	Overlay Shares Foreign Equity ETF, Series of Listed Funds Trust
109.	Overlay Shares Hedged Large Cap Equity ETF, Series of Listed Funds Trust
110.	Overlay Shares Large Cap Equity ETF, Series of Listed Funds Trust
111.	Overlay Shares Municipal Bond ETF, Series of Listed Funds Trust
112.	Overlay Shares Short Term Bond ETF, Series of Listed Funds Trust
113.	Overlay Shares Small Cap Equity ETF, Series of Listed Funds Trust
114.	Palmer Square Funds Trust
115.	Palmer Square Opportunistic Income Fund
116.	Partners Group Private Income Opportunities, LLC
117.	Performance Trust Mutual Funds, Series of Trust for Professional Managers
118.	Performance Trust Short Term Bond ETF, Series of Trust for Professional Managers
119.	Perkins Discovery Fund, Series of World Funds Trust
120.	Philotimo Focused Growth and Income Fund, Series of World Funds Trust
121.	Plan Investment Fund, Inc.
122.	Point Bridge America First ETF, Series of ETF Series Solutions
123.	Precidian ETFs Trust
124.	Preferred-Plus ETF, Series of Listed Funds Trust
125.	Rareview Dynamic Fixed Income ETF, Series of Collaborative Investment Series Trust
126.	Rareview Systematic Equity ETF, Series of Collaborative Investment Series Trust
127.	Rareview Tax Advantaged Income ETF, Series of Collaborative Investment Series Trust
128.	Rareview Total Return Bond ETF, Series of Collaborative Investment Series Trust
129.	Renaissance Capital Greenwich Funds
130.	Reynolds Funds, Inc.
131.	RiverNorth Enhanced Pre-Merger SPAC ETF, Series of Listed Funds Trust
132.	RiverNorth Patriot ETF, Series of Listed Funds Trust
133.	RMB Investors Trust
134.	Robinson Opportunistic Income Fund, Series of Investment Managers Series Trust
135.	Robinson Tax Advantaged Income Fund, Series of Investment Managers Series Trust
136.	Roundhill Alerian LNG ETF, Series of Listed Funds Trust
137.	Roundhill Ball Metaverse ETF, Series of Listed Funds Trust
138.	Roundhill Cannabis ETF, Series of Listed Funds Trust

139.	Roundhill ETF Trust
140.	Roundhill Magnificent Seven ETF, Series of Listed Funds Trust
141.	Roundhill S&P Global Luxury ETF, Series of Listed Funds Trust
142.	Roundhill Sports Betting & iGaming ETF, Series of Listed Funds Trust
143.	Roundhill Video Games ETF, Series of Listed Funds Trust
144.	Rule One Fund, Series of World Funds Trust
145.	Securian AM Real Asset Income Fund, Series of Investment Managers Series Trust
146.	Six Circles Trust
147.	Sound Shore Fund, Inc.
148.	SP Funds Trust
149.	Sparrow Funds
150.	Spear Alpha ETF, Series of Listed Funds Trust
151.	STF Tactical Growth & Income ETF, Series of Listed Funds Trust
152.	STF Tactical Growth ETF, Series of Listed Funds Trust
153.	Strategic Trust
154.	Strategy Shares
155.	Swan Hedged Equity US Large Cap ETF, Series of Listed Funds Trust
156.	Tekla World Healthcare Fund
157.	Tema ETF Trust
158.	The 2023 ETF Series Trust
159.	The 2023 ETF Series Trust II
160.	The Cook & Bynum Fund, Series of World Funds Trust
161.	The Community Development Fund
162.	The Finite Solar Finance Fund
163.	The Private Shares Fund
164.	The SPAC and New Issue ETF, Series of Collaborative Investment Series Trust
165.	Third Avenue Trust
166.	Third Avenue Variable Series Trust
167.	Tidal ETF Trust
168.	Tidal Trust II
169.	Tidal Trust III
170.	TIFF Investment Program
171.	Timothy Plan High Dividend Stock Enhanced ETF, Series of The Timothy Plan
172.	Timothy Plan High Dividend Stock ETF, Series of The Timothy Plan
173.	Timothy Plan International ETF, Series of The Timothy Plan
174.	Timothy Plan Market Neutral ETF, Series of The Timothy Plan
175.	Timothy Plan US Large/Mid Cap Core ETF, Series of The Timothy Plan
176.	Timothy Plan US Large/Mid Core Enhanced ETF, Series of The Timothy Plan
177.	Timothy Plan US Small Cap Core ETF, Series of The Timothy Plan
178.	Total Fund Solution
179.	Touchstone ETF Trust
180.	T-Rex 2X Inverse Bitcoin Daily Target ETF, Series of World Funds Trust
181.	T-Rex 2x Inverse Ether Daily Target ETF, Series of World Funds Trust
182.	T-Rex 2X Long Bitcoin Daily Target ETF, Series of World Funds Trust
183.	T-Rex 2x Long Ether Daily Target ETF
184.	TrueShares Active Yield ETF, Series of Listed Funds Trust
185.	TrueShares Eagle Global Renewable Energy Income ETF, Series of Listed Funds Trust
186.	TrueShares Structured Outcome (April) ETF, Series of Listed Funds Trust
187.	TrueShares Structured Outcome (August) ETF, Series of Listed Funds Trust
188.	TrueShares Structured Outcome (December) ETF, Series of Listed Funds Trust
189.	TrueShares Structured Outcome (February) ETF, Series of Listed Funds Trust

190.	TrueShares Structured Outcome (January) ETF, Series of Listed Funds Trust
191.	TrueShares Structured Outcome (July) ETF, Series of Listed Funds Trust
192.	TrueShares Structured Outcome (June) ETF, Series of Listed Funds Trust
193.	TrueShares Structured Outcome (March) ETF, Series of Listed Funds Trust
194.	TrueShares Structured Outcome (May) ETF, Listed Funds Trust
195.	TrueShares Structured Outcome (November) ETF, Series of Listed Funds Trust
196.	TrueShares Structured Outcome (October) ETF, Series of Listed Funds Trust
197.	TrueShares Structured Outcome (September) ETF, Series of Listed Funds Trust
198.	TrueShares Technology, AI & Deep Learning ETF, Series of Listed Funds Trust
199.	U.S. Global Investors Funds
200.	Union Street Partners Value Fund, Series of World Funds Trust
201.	Vest Bitcoin Strategy Managed Volatility Fund, Series of World Funds Trust
202.	Vest S&P 500® Dividend Aristocrats Target Income Fund, Series of World Funds Trust
203.	Vest US Large Cap 10% Buffer Strategies Fund, Series of World Funds Trust
204.	Vest US Large Cap 10% Buffer Strategies VI Fund, Series of World Funds Trust
205.	Vest US Large Cap 20% Buffer Strategies Fund, Series of World Funds Trust
206.	Vest US Large Cap 20% Buffer Strategies VI Fund, Series of World Funds Trust
207.	VictoryShares Core Intermediate Bond ETF, Series of Victory Portfolios II
208.	VictoryShares Core Plus Intermediate Bond ETF, Series of Victory Portfolios II
209.	VictoryShares Corporate Bond ETF, Series of Victory Portfolios II
210.	VictoryShares Developed Enhanced Volatility Wtd ETF, Series of Victory Portfolios II
211.	VictoryShares Dividend Accelerator ETF, Series of Victory Portfolios II
212.	VictoryShares Emerging Markets Value Momentum ETF, Series of Victory Portfolios II
213.	VictoryShares Free Cash Flow ETF, Series of Victory Portfolios II
214.	VictoryShares Hedged Equity Income ETF, Series of Victory Portfolios II
215.	VictoryShares International High Div Volatility Wtd ETF, Series of Victory Portfolios II
216.	VictoryShares International Value Momentum ETF, Series of Victory Portfolios II
217.	VictoryShares International Volatility Wtd ETF, Series of Victory Portfolios II
218.	VictoryShares NASDAQ Next 50 ETF, Series of Victory Portfolios II
219.	VictoryShares Short-Term Bond ETF, Series of Victory Portfolios II
220.	VictoryShares THB Mid Cap ESG ETF, Series of Victory Portfolios II
221.	VictoryShares US 500 Enhanced Volatility Wtd ETF, Series of Victory Portfolios II
222.	VictoryShares US 500 Volatility Wtd ETF, Series of Victory Portfolios II
223.	VictoryShares US Discovery Enhanced Volatility Wtd ETF, Series of Victory Portfolios II
224.	VictoryShares US EQ Income Enhanced Volatility Wtd ETF, Series of Victory Portfolios II
225.	VictoryShares US Large Cap High Div Volatility Wtd ETF, Series of Victory Portfolios II
226.	VictoryShares US Multi-Factor Minimum Volatility ETF, Series of Victory Portfolios II
227.	VictoryShares US Small Cap High Div Volatility Wtd ETF, Series of Victory Portfolios II
228.	VictoryShares US Small Cap Volatility Wtd ETF, Series of Victory Portfolios II
229.	VictoryShares US Small Mid Cap Value Momentum ETF, Series of Victory Portfolios II
230.	VictoryShares US Value Momentum ETF, Series of Victory Portfolios II
231.	VictoryShares WestEnd Economic Cycle Bond ETF, Series of Victory Portfolios II
232.	VictoryShares WestEnd Global Equity ETF, Series of Victory Portfolios II
233.	VictoryShares WestEnd US Sector ETF, Series of Victory Portfolios II
234.	Volatility Shares Trust
235.	WEBs ETF Trust
236.	West Loop Realty Fund, Series of Investment Managers Series Trust
237.	Wilshire Mutual Funds, Inc.
238.	Wilshire Variable Insurance Trust
239.	WisdomTree Digital Trust

240.	WisdomTree Trust
241.	XAI Octagon Floating Rate & Alternative Income Term Trust

(b)	The following are the Officers and Manager of the Distributor, the Registrant’s underwriter. The Distributor’s main business address is Three Canal Plaza, Suite 100, Portland, Maine 04101.

Name	Address	Position with Underwriter	Position with Registrant
Teresa Cowan	Three Canal Plaza, Suite 100, Portland, ME 04101	President/Manager	None
Chris Lanza	Three Canal Plaza, Suite 100, Portland, ME 04101	Vice President	None
Kate Macchia	Three Canal Plaza, Suite 100, Portland, ME 04101	Vice President	None
Alicia Strout	Three Canal Plaza, Suite 100, Portland, ME 04101	Vice President and Chief Compliance Officer	None
Kelly B. Whetstone	Three Canal Plaza, Suite 100, Portland, ME 04101	Secretary	None
Susan L. LaFond	Three Canal Plaza, Suite 100, Portland, ME 04101	Treasurer	None
Weston Sommers	Three Canal Plaza, Suite 100, Portland, ME 04101	Financial and Operations Principal and Chief Financial Officer	None

(c)	Not Applicable

Item 33.	Location of Accounts and Records

All accounts, books and other documents required to be maintained by Section 31(a) of 15 U.S.C. 80a-3-(a) and rules under that section, are maintained by U.S. Bank Fund Services, LLC and U.S. Bank, N.A., with the exception of those maintained by the Registrant's investment adviser, Innovator Capital Management, LLC, 200 W. Front Street, Wheaton, Illinois 60187.

U.S. Bank Fund Services, LLC and U.S. Bank, N.A. provide general administrative, accounting, portfolio valuation, and custodian services, respectively, to the Registrant, including the coordination and monitoring of any third-party service providers and maintain all such records relating to these services.

Item 34.	Management Services

Not Applicable

Item 35.	Undertakings

Not Applicable

Signatures

Pursuant to the requirements of the Securities Act and the Investment Company Act of 1940, as amended, the Registrant certifies that it meets all of the requirements for effectiveness of this Registration Statement under Rule 485(b) under the Securities Act and has duly caused this Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Wheaton, and State of Illinois, on November 26, 2025.

Innovator ETFs® Trust

By:	/s/ H. Bruce Bond
H. Bruce Bond
President

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ H. Bruce Bond	Chief Executive Officer,	November 26, 2025
H. Bruce Bond	President and Trustee

/s/ Kathy Meyer	Vice President, Treasurer and	November 26, 2025
Kathy Meyer	Principal Financial Accounting Officer

)
Mark Berg*	Trustee)
)
		By:	/s/ H. Bruce Bond
	)	H. Bruce Bond
Joe Stowell*	Trustee)	Attorney-In-Fact
	)	November 26, 2025

)
Brian J. Wildman*	Trustee)
)

*   An original power of attorney authorizing H. Bruce Bond to execute this Registration Statement, and amendments thereto, for each of the trustees of the Registrant on whose behalf this Registration Statement is filed, were previously executed, filed as an exhibit and are incorporated by reference herein.

Index to Exhibits

(a)(1)	Amended and Restated Agreement and Declaration of Trust of Registrant, dated November 19, 2025 is filed herewith.